Exhibit 1.2

September 19, 2022

Board of Directors

Industrias Bachoco, S.A.B. de C.V.

Avenida Tecnologico 401

Ciudad Industrial

Celaya, GJ 38010 Mexico

Ladies and Gentlemen:

We understand that certain shareholders of Industrias Bachoco, S.A.B. de C.V. (the “Company”), through a special purpose vehicle (the “Acquirer”), intend to acquire up to the remaining 27% of the outstanding capital stock of the Company, not currently owned directly or indirectly by the Acquirer, through a public tender offer for a cash purchase price of $81.66 Mexican pesos per share (the “Cash Offer Price”) (the “Transaction”).

We have been requested by members of the Board of Directors of the Company (the “Board”) to render our opinion to it as to whether the Cash Offer Price to be paid by the Acquirer in the Transaction is fair from a financial point of view to the holders of the Company’s shares of Series B Common Stock (“Series B Shares”), including any such shares represented by American Depositary Shares, each representing 12 Series B Shares (in each case other than the Company, the Acquirer or its affiliates). We understand that the Series B Common Stock is the only class or series of capital stock of the Company currently outstanding. Our opinion does not address any other aspect of the Transaction.

In arriving at our opinion, we reviewed and analyzed, among other things:

(i)	the terms of the Transaction as presented in the preliminary tender offer prospectus (folleto informativo preliminar) filed with the National Banking and Securities Commission on May 6, 2022;

(ii)	recent historical financial information of the Company, including the Company’s audited financial statements for the fiscal years ended December 31, 2016, through December 31, 2021, as well as the Company’s unaudited interim financial statements for the six months ended June 30, 2022;

(iii)	certain financial analyses and forecasts for the Company prepared by (a) HR Ratings de México, S.A. de C.V., dated November 17, 2021, as reflected in its report dated June 30, 2022, which you have directed that we consider as part of our analysis (the “HR Ratings Forecasts”), and (b) J.P. Morgan, dated August 10, 2022, which you have also directed us to consider as part of our analysis (the “JPM Forecasts” and collectively with the HR Ratings Forecasts, the “Forecasts”);

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Board of Directors Industrias Bachoco, S.A.B. de C.V. September 19, 2022	2

(iv)	the reported market prices and trading history of the Series B Shares, together with those of other companies that we deemed relevant;

(v)	a comparison of the historical financial results and current financial condition of the Company with those of other companies that we deemed relevant; and

(vi)	a comparison of the historical financial results and current financial condition of the Company and the financial metrics relating to the Transaction with those of certain other transactions that we deemed relevant.

In addition, we have had discussions with management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and undertaken such other studies, financial and other analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have considered and assumed, with your consent and without independent verification, the accuracy and completeness of the financial and other available information and data furnished to or disclosed to us by the Company or that were reviewed by us (including the HR Ratings Forecasts and the JPM Forecasts), and we have not assumed, and we do not assume any responsibility or liability for independently verifying such information. We have further relied, with your consent, upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading in any material respect as of the date of this opinion.

At your direction, we have considered the Forecasts as part of our analyses in connection with our opinion. We have assumed, with your acknowledgment, that the Forecasts have been reasonably prepared. We assume no responsibility for, and we express no view as to, the Forecasts, estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or any subsidiaries and have not made or obtained any valuations or appraisals of the assets or liabilities of the Company or any of its subsidiaries.

Our opinion necessarily is based upon financial, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this opinion, including reported market prices and trading history of the Series B Shares and of other relevant companies through September 14, 2022. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this opinion. Furthermore, we have not evaluated, and are not expressing any view or opining on, the solvency of the Company and its subsidiaries under any laws relating to bankruptcy, insolvency or similar matters, whether prior to or following the Transaction.

FTI Capital Advisors, LLC is a wholly owned subsidiary of FTI Consulting, Inc.

Board of Directors Industrias Bachoco, S.A.B. de C.V. September 19, 2022	3

We have assumed that the Cash Offer Price to be paid in the Transaction will be as set forth in the information provided to us by the Company. We have also assumed that the Transaction will be timely consummated without waiver of, modification or amendment of any of the material terms or conditions thereof and that all material governmental, regulatory and third-party approvals, consents and authorizations and releases necessary for the consummation of the Transaction will be obtained prior to completion of the Transaction. We do not express any view or opinion as to any legal, regulatory, tax or accounting matters, as to which we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources.

We express no view as to, and our opinion does not address, any terms or other aspects or implications of the Transaction (other than the fairness of the Cash Offer Price from a financial point of view offered to be paid by the Acquirer to the holders of the Series B Shares) or any aspect or implication of any other agreement, arrangement or understanding entered into or to be entered into in connection with the Transaction, including, without limitation, the fairness of the amount or nature of the compensation in connection with the Transaction to any officers, directors or employees of the Company, or any class of such persons. In addition, we express no view as to, and our opinion does not address, the future price or trading range of any equity interests in the Company, the underlying business decision of the Company to proceed with or effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company may engage.

Based upon and subject to the foregoing, we are of the opinion that the Cash Offer Price to be offered and paid by the Acquirer in the Transaction is fair, from a financial point of view, to the holders of Series B Shares, including any such shares represented by American Depositary Shares (in each case other than the Company, the Acquirer or its affiliates). Our opinion is based on the terms described to us by the Company. We have not been provided, and have not reviewed, any draft of or the final agreement or any of the other definitive transaction documents to be entered into in connection with the Transaction and express no view or opinion on such documents.

We will receive a fee for our services in connection with this opinion, a portion of which is payable upon rendering this opinion. The Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. FTI Capital Advisors is a wholly-owned subsidiary of FTI Consulting, Inc. (“FTI”). Neither FTICA nor FTI has performed any services to the Company or its affiliates during the past two years.

FTI, its subsidiaries and affiliates engage in a wide range of businesses, including, without limitation, investment banking, asset management and other financial and non-financial advisory services. In the ordinary course of our business, we and our affiliates may actively advise our customers with respect to trades or other transactions in equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of or relating to the Company.

FTI Capital Advisors, LLC is a wholly owned subsidiary of FTI Consulting, Inc.

Board of Directors Industrias Bachoco, S.A.B. de C.V. September 19, 2022	4

This opinion, the issuance of which has been approved by FTICA’s Fairness Committee, is strictly for the use and benefit of the Board. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should proceed with respect to the Transaction.

Very truly yours,

FTI Capital Advisors, LLC

FTI Capital Advisors, LLC is a wholly owned subsidiary of FTI Consulting, Inc.